Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization
Pennichuck Corporation	Pennichuck Water Works, Inc.	100%	State of New Hampshire
Pennichuck Corporation	Pennichuck East Utility, Inc.	100%	State of New Hampshire
Pennichuck Corporation	Pittsfield Aqueduct Company, Inc.	100%	State of New Hampshire
Pennichuck Corporation	Pennichuck Water Service Corporation	100%	State of New Hampshire
Pennichuck Corporation	The Southwood Corporation	100%	State of New Hampshire